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                                                                   EXHIBIT 10(d)




                               FIRST AMENDMENT TO
                       MITCHELL ENERGY & DEVELOPMENT CORP.
                          1998 MUTUAL FUND OPTION PLAN



       WHEREAS, Mitchell Energy Corp. (the "Company") has previously adopted the Mitchell Energy & Development Corp. 1998 Mutual Fund Option Plan (the "Plan"); and

       WHEREAS, the Company desires to amend the Plan.

       NOW, THEREFORE the Plan shall be amended as follows effective as of January 1, 1999:

       1.  The following sentences shall be added to Section V.A. of the Plan:

           Plan provisions to the contrary notwithstanding, an individual who is a participant in the Plan at the time of his termination of employment from the Company, who has satisfied the requirements for receiving a normal retirement or early retirement benefit under the Mitchell Energy & Development Corp. Retirement Plan, and who commences his benefit under the Mitchell Energy & Development Corp. Retirement Plan coincident with his termination of employment may file with the Secretary of the Company an irrevocable election to receive an Option in lieu of all or a percent of all of the cash compensation that would otherwise have been payable to him in all Plan Years after the year of his termination of employment if such election is made prior to the earlier of 30 days after termination of employment or the first day of the Plan Year following termination of employment. Cash compensation for purposes of the preceding sentence shall have the same meaning as cash compensation in the first sentence of this section, except it shall not include compensation from any nonqualified retirement plan.

       2. As Amended hereby, the Plan is specifically ratified and affirmed.


                                       Mitchell Energy & Development Corp.